As filed with the United States Securities and Exchange Commission on December 15, 2006
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CONTINUCARE CORPORATION
(Exact name of registrant as specified in its charter)

Florida	59-2716023

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
(305) 500-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Richard C. Pfenniger, Jr.
Chairman and Chief Executive Officer
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
(305) 500-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael I. Keyes, Esq.
Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
(305) 789-3200
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement between April 1, 2007 and September 30, 2007.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Class of Shares to	Amount to	Offering Price per	Aggregate Offering	Amount of
Be Registered	Be Registered	Unit (1)	Price (1)	Registration Fee
Common Stock, par value $0.0001 per share	3,000,000 (2)	$2.89	$8,670,000.00	$927.69

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon the average of the high and low prices of the Registrant’s common stock on the American Stock Exchange on December 12, 2006.

(2)	Such amount equals the number of shares that may be offered by the Selling Shareholders, as defined in the accompanying prospectus, between April 1, 2007 and September 30, 2007.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named herein may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 15, 2006
PROSPECTUS
CONTINUCARE CORPORATION
Up to 3,000,000 Shares of Common Stock
     This prospectus relates to the offer and sale from time to time of up to 3,000,000 shares of our common stock by the persons listed in this prospectus under the heading “Selling Shareholders.” The Selling Shareholders are the former principals and certain former employees or consultants of Miami Dade Health Centers, Inc. and its affiliated companies who obtained their shares in connection with our acquisition of these companies.
     The prices at which the Selling Shareholders may sell the shares will be determined by prevailing market prices or through privately-negotiated transactions. We will not receive any proceeds from the sale of the shares in this offering.
     Our common stock is traded on the American Stock Exchange under the symbol “CNU.” On December 12, 2006, the last reported sale price of our common stock on the American Stock Exchange was $2.91 per share.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                , 2006.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

i

ABOUT CONTINUCARE
     The following summary highlights selected information and does not contain all of the information that is important to you. We urge you to carefully read this entire prospectus and the documents we have referred to in “Incorporation of Certain Documents by Reference” on page 14 for more information about us and our financial statements. You should pay special attention to the risks of investing in our common stock discussed under “Risk Factors.” Except where the context otherwise requires, the terms “we,” “us,” “our” or “Continucare” refer to the business of Continucare Corporation and its consolidated subsidiaries, including the MDHC Companies.
     We are a provider of primary care physician services. Through our network of 18 medical centers we provide primary health care services on an outpatient basis. We also provide practice management services to independent physician affiliates (“IPAs”). All of our medical centers and IPAs are located in Miami-Dade, Broward and Hillsborough Counties, Florida. As of December 1, 2006, we provided services to or for approximately 27,400 patients on a risk basis and approximately 13,000 patients on a limited or non-risk basis. For the three-months ended September 30, 2006, approximately 95% of our revenue was generated by providing services to Medicare-eligible members under risk arrangements that require us to assume responsibility to provide and pay for all of our patients’ medical needs in exchange for a capitated fee, typically a percentage of the premium received by an HMO from various payor sources.
     Effective October 1, 2006, we consummated our acquisition (the “Acquisition”) of substantially all of the assets of Miami Dade Health Centers, Inc. and its affiliated companies (the “MDHC Companies”). Upon completion of the Acquisition, we entered into a registration rights agreement with a representative of the MDHC Companies. Pursuant to the registration rights agreement, we agreed to file this registration statement with respect to 3.0 million shares of our common stock issued to the MDHC Companies in connection with the Acquisition. We have agreed to use commercially reasonable efforts to cause this registration statement to be declared effective no later than April 1, 2007 and to maintain its effectiveness until October 1, 2007.
****
     We are a Florida corporation incorporated in 1996 as the successor to a Florida corporation formed earlier in 1996. Our principal executive offices are located at 7200 Corporate Center Drive, Suite 600, Miami, Florida 33126. Our telephone number is 305-500-2000.

RISK FACTORS
     Investing in our common stock involves substantial risks. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not known to us on the date of this prospectus or that we currently consider immaterial may also impair our business operations. If any of the following risk events identified below actually occurs, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of your investment.
Our operations are largely dependent on two health maintenance organizations.
     Prior to the Acquisition, we derived substantially all of our net medical services revenues under our managed care agreements with two health maintenance organizations (“HMOs”), Humana Medical Plans, Inc. (“Humana”) and Vista Healthplan of South Florida, Inc. and its affiliated companies (“Vista”). During the fiscal year ended June 30, 2006, we generated approximately 80% of our net medical services revenues from contracts with Humana and 20% of our net medical services revenues from contracts with Vista. Most of our business with Humana is governed by one agreement (the “Humana POP Agreement”). As a result of the Acquisition, we expect to derive net medical services revenues under managed care agreements with other HMOs, including, without limitation, WellCare of Florida, Inc., HealthEase of Florida, Inc., Summit Health Plan, Inc. and United HealthCare of Florida, Inc., however, the loss of the Humana POP Agreement or our managed care agreement with Vista, or significant reductions in payments to us under these contracts, could have a material adverse effect on our business, financial condition and results of operations.
Under our most important contracts we are responsible for the cost of medical services to our patients in return for a fixed fee.
     Our most important contracts with Humana and Vista are “full risk” agreements under which we receive for our services fixed monthly payments per patient at a rate established by the contract, also called a capitated fee. In return, we assume full financial responsibility for the provision of all necessary medical care to our patients, even services we do not provide directly. Accordingly, we will be unable to adjust the revenues we receive under those contracts, and if medical claims expense exceeds our estimates our profits may decline. Relatively small changes in the ratio of our health care expenses to capitated revenues we receive can create significant changes in our financial results.
If we are unable to manage medical benefits expense effectively, our profitability will likely be reduced.
     We cannot be profitable if our costs of providing the required medical services exceed the revenues that we derive from those services. However, our most important contracts with Humana and Vista require us to assume full financial responsibility for the provision of all necessary medical care in return for a capitated fee per patient at a rate established by the contract. Accordingly, as the costs of providing medical services to our patients under those contracts increases, the profits we receive with respect to those patients decreases. If we cannot continue to improve our controls and procedures for estimating and managing our costs, our business, results of operations, financial condition and ability to satisfy our obligations could be adversely affected.
A failure to estimate incurred but not reported medical benefits expense accurately will affect our profitability.
     Our medical benefits expense includes estimates of medical claims incurred but not reported, or IBNR. We estimate our medical cost liabilities using actuarial methods based on historical data adjusted for payment patterns, cost trends, utilization of health care services and other relevant factors. Actual conditions, however, could differ from those assumed in the estimation process. Due to the inherent uncertainties associated with the factors used in these assumptions, materially different amounts could be reported in our financial statements for a particular period under different possible conditions or using different, but still reasonable, assumptions. Adjustments, if necessary, are made to medical benefits expense when the criteria used to determine IBNR change and when actual claim costs are ultimately determined. Although we believe our past estimates of IBNR have been adequate, they may prove to have been inadequate in the future and our future estimates may not be adequate, any of which would adversely affect our results of operations. Further, our inability to estimate IBNR accurately may also affect our ability to take timely corrective actions, further exacerbating the extent of any adverse effect on our results.
We compete with many health care providers for patients and HMO affiliations.
     The health care industry is highly competitive. We compete for patients with many other health care providers, including local physicians and practice groups as well as local, regional and national networks of physicians and health care companies. We believe that competition for patients is generally based upon the reputation of the physician treating the patient, the physician’s expertise, and the physician’s demeanor and manner of engagement with the patient, and the HMOs that the physician is affiliated with. We also compete with other local, regional and national networks of physicians and health care companies for the services of physicians and for HMO affiliations. Some of our competitors have greater resources than we do, and we may not be able to continue to compete effectively in this industry. Further, additional competitors may enter our markets, and this increased competition may have an adverse effect on our revenues.
We may not be able to successfully recruit or retain existing relationships with qualified physicians and medical professionals.
     We depend on our physicians and other medical professionals to provide medical services to our managed care patients and independent physicians contracting with us to participate in provider networks we develop or manage. We compete with general acute care hospitals and other health care providers for the services of medical professionals. Demand for physicians and other medical professionals are high and such professionals often receive competing offers. If we are unable to successfully recruit and retain medical professionals our ability to successfully implement our business strategy could suffer. No assurance can be given that we will be able to continue to recruit and retain a sufficient number of qualified physicians and other medical professionals.
Our business exposes us to the risk of medical malpractice lawsuits.
     Our business entails an inherent risk of claims against physicians for professional services rendered to patients, and we periodically become involved as a defendant in medical malpractice lawsuits. Medical malpractice claims are subject to the attendant risk of substantial damage awards. Although we maintain insurance against these claims, if liability results from any of our pending or any future medical malpractice claims, there can be no assurance that our medical malpractice insurance coverage will be adequate to cover liability arising out of these proceedings. There can be no assurance that pending or future litigation will not have a material adverse affect on us or that liability resulting from litigation will not exceed our insurance coverage.
Our revenues will be affected by the Medicare Risk Adjustment program.
     The majority of patients to whom we provide care are Medicare-eligible and participate in the Medicare Advantage program. Centers for Medicare and Medicaid Services is now implementing its Medicare Risk Adjustment project during which it is transitioning its premium calculation methodology to a new system that takes into account the health status of Medicare Advantage participants in determining premiums paid for each participant rather than only considering demographic factors, as was historically the case. Beginning January 1, 2004, the new risk adjustment system required that ambulatory data be incorporated into the premium calculation, starting from a blend consisting of a 30% risk adjustment payment and the remaining 70% based on demographic factors. For 2005, the blend of demographic risk adjustment payments and demographic factors were given equal weight. For 2006, the blend consists of a 75% risk adjustment payment and 25% based on demographic factors. For 2007, the premium calculation will be 100% based on risk adjustment payments.
     We believe the risk adjustment methodology has generally increased our revenues per patient to date but cannot assure what future impact this risk adjustment methodology will continue to have on our business, results of operations, or financial condition. It is also possible that the risk adjustment methodology may result in fluctuations in our medical services revenues from year to year.

We presently operate only in Florida.
     All of our medical services revenues are presently derived from our operations in Florida. Adverse economic, regulatory, or other developments in Florida (including hurricanes) could have a material adverse effect on our financial condition or results of operations. In the event that we expand our operations into new geographic markets, we will need to establish new relationships with physicians and other health care providers. In addition, we will be required to comply with laws and regulations of states that differ from the ones in which we currently operate, and may face competitors with greater knowledge of such local markets. There can be no assurance that we will be able to establish relationships, realize management efficiencies or otherwise establish a presence in new geographic markets.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.
     We are not presently subject to the assessment and attestation processes required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). However, when we become subject to those Securities and Exchange Commission rules, we will be required to assess the effectiveness of our internal controls and to receive a report by our independent registered public accounting firm addressing these assessments. While we believe that we will be able to timely meet our obligations under Section 404 and that our management will be able to certify as to the effectiveness of our internal controls, if we are unable to timely comply with Section 404, if our management is unable to certify as to the effectiveness of our internal controls or if our auditors are unable to attest to that certification or provide their own opinion, the stock price of our common stock may be adversely affected. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Absolute assurance also cannot be provided that testing will reveal all material weaknesses or significant deficiencies in internal control over financial reporting.
     Prior to the Acquisition, the entities comprising the MDHC Companies were privately-held businesses and were not subject to the same requirements for internal controls as public companies. While we intend to address any material weaknesses at any and all acquired companies (including the MDHC Companies), there is no assurance that this will be accomplished. If we fail to strengthen the effectiveness of any acquired companies’ internal controls, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our stock price.
A significant portion of our voting power is concentrated.
     One of our directors, Dr. Phillip Frost, and entities affiliated with him, beneficially owns approximately 32% of our outstanding common stock and the principals of the MDHC Companies, in the aggregate, beneficially own approximately 26% of our outstanding common stock.
     Based on the significant beneficial ownership of our common stock by Dr. Frost and the principals of the MDHC Companies, they, collectively, are able to control corporate actions requiring shareholder approval, including the election of directors, and are able to effectively control any shareholder votes or actions with respect to such matters. This influence may make us less attractive as a target for a takeover proposal. It may also make it more difficult to discourage a merger proposal that Dr. Frost or the principals of the MDHC Companies favor or to wage a proxy contest for the removal of incumbent directors. As a result, this may deprive the holders of our common stock of an opportunity they might otherwise have to sell their shares at a premium over the prevailing market price in connection with a merger or acquisition of us with or by another company.

We are dependent on our executive officers and other key employees.
     Our operations are highly dependent on the efforts of our Chief Executive Officer and our other key employees. With the exception of the employment agreements entered into with certain principals of the MDHC Companies in connection with the Acquisition, as more fully described in this prospectus, our executive officers and key employees do not have employment agreements with us, but are instead employed on an “at will” basis. While we believe that we could find replacements, the loss of any of their leadership, knowledge and experience could negatively impact our operations. Replacing any of our executive officers or key employees might be difficult or take an extended period of time because a limited number of individuals in the managed care industry have the breadth and depth of skills and experience necessary to operate a business such as ours. Our success is also dependent on our ability to hire and retain qualified management, technical and medical personnel. We may be unsuccessful in recruiting and retaining such personnel, which could negatively impact our operations.
We depend on the management information systems of our affiliated HMOs.
     Our operations are dependent on the management information systems of the HMOs with which we contract. Our affiliated HMOs provide us with certain financial and other information, including reports and calculations of costs of services provided and payments to be received by us. Both the software and hardware our HMO affiliates use to provide us with that information have been subject to rapid technological change. Because we rely on this technology but do not own it, we have limited ability to ensure that it is properly maintained, serviced and updated. In addition, information systems such as these may be vulnerable to failure, acts of sabotage, such as “hacking,” and obsolescence. If either of our principal HMO affiliates were to temporarily or permanently lose the use of the information systems that provide us with the information on which we depend or the underlying patient and physician data, our business and results of operations could be materially and adversely affected. Because our HMO affiliates generate certain of the information on which we depend, we have less control over the manner in which that information is generated than we would if we generated the information internally.
We depend on our information processing systems.
     Our information processing systems allow us to monitor the medical services we provide to patients. They also enable us to provide our HMO affiliates with information they use to calculate the payments due to us. These systems are vital to our growth. Although we license most of our information processing systems from third-party vendors we believe to be reliable, we developed certain elements of our information processing systems on our own. Our current systems may not perform as expected or provide efficient operational solutions if:
•	we fail to adequately identify or are unsuccessful in implementing all of our information and processing needs;

•	our processing or information systems fail; or

•	we fail to upgrade systems when required.
Volatility of our stock price could adversely affect you.
     The market price of our common stock could fluctuate significantly as a result of many factors, including factors that are beyond our ability to control or foresee and which, in some cases, may be wholly unrelated to us or our business. These factors include:
•	state and federal budget decreases;

•	adverse publicity regarding HMOs and other managed care organizations;

•	government action regarding eligibility;

•	changes in government payment levels;

•	changes in state mandatory programs;

•	changes in expectations of our future financial performance or changes in financial estimates, if any, of public market analysts;

•	announcements relating to our business or the business of our competitors;

•	conditions generally affecting the managed care industry or our provider networks;

•	the success of our operating strategy;

•	the operating and stock price performance of other comparable companies;

•	the termination of any of our contracts;

•	regulatory or legislative changes;

•	acts of war or terrorism or an increase in hostilities in the world; and

•	general economic conditions, including inflation and unemployment rates.
We will not receive any of the proceeds from this offering.
     We initially issued the shares of common stock covered by this prospectus to the MDHC Companies on October 1, 2006 in connection with the Acquisition, and the MDHC Companies immediately transferred or assigned such shares to the Selling Shareholders. The shares of common stock offered by this prospectus are offered by the Selling Shareholders identified elsewhere in this prospectus for their own accounts, and we will not receive any of the proceeds from this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     All statements included or incorporated by reference in this propsectus other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we intend that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” or similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Forward-looking statements may include statements about:
•	Our ability to make capital expenditures and respond to capital needs;

•	Our ability to enhance the services we provide to our patients;

•	Our ability to strengthen our medical management capabilities;

•	Our ability to improve our physician network;

•	Our ability to enter into or renew our managed care agreements and negotiate terms which are favorable to us and affiliated physicians;

•	The estimated increase in our intangible assets as a result of our acquisition of the MDHC Companies, and its impact on us;

•	Our ability to respond to future changes in Medicare reimbursement levels and reimbursement rates from other third parties;

•	Our compliance with applicable laws and regulations;

•	Our ability to establish relationships and expand into new geographic markets;

•	Our ability to expand our network through additional medical centers or other facilities;

•	The potential impact on our claims loss ratio as a result of the Medicare Risk Adjustments (“MRA”), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Modernization Act”) and the enhanced benefits our HMO affiliates offered under their Medicare Advantage Plans;

•	Changes in the component of our medical claims expense attributable to the Medicare Prescription Drug Program;

•	The ability of our stop-loss insurance coverage to limit the financial risk to us of our risk arrangements with the HMOs;

•	The application and impact of Statement of Financial Account Standards No. 123(R) on our future results of operations;

•	Our ability to utilize our net operating losses for federal income tax purposes;

•	The impact of the newly effective Medicare prescription drug plan on our results of operations; and

•	Our intent to repurchase our common stock under our stock repurchase program.
     Forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, therefore, should be considered in light of all of the information included or incorporated by reference in this prospectus, including the section entitled “Risk Factors.” Such risks and uncertainties include, but are not limited to the following:
•	Our dependence on two HMOs for substantially all of our revenues;

•	Our ability to respond to capital needs;

•	Our ability to achieve expected levels of patient volumes and control the costs of providing services;

•	Pricing pressures exerted on us by managed care organizations;

•	The level of payments we receive from governmental programs and other third party payors;

•	Our and our HMO affiliates’ ability to improve efficiencies in utilization with respect to the Medicare Prescription Drug Program;

•	Our ability to rapidly integrate the MDHC Companies’ operations and personnel;

•	The realization of the expected synergies and benefits of the acquisition of the MDHC Companies;

•	Our ability to comply with Section 404 of the Sarbanes-Oxley Act of 2002;

•	Our ability to serve a significantly larger patient base;

•	Trends in patient enrollment;

•	Our ability to successfully recruit and retain qualified medical professionals;

•	Future legislative or regulatory changes, including possible changes in Medicare programs that may impact reimbursements to health care providers and insurers or the benefits we expect to realize from our acquisition of the MDHC Companies;

•	Our ability to comply with applicable laws and regulations;

•	The impact of the Medicare Modernization Act and MRA on payments we receive for our respective managed care operations, including the risk that any additional premiums we may receive as a result of the newly effective Medicare Prescription Drug Plan will not be sufficient to compensate us for the expenses that we incur as a result of that plan;

•	Technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care;

•	Changes in our revenue mix and claims loss ratio;

•	Changes in the range of medical services we provide or for which our HMO affiliates offer coverage;

•	Our ability to enter into and renew managed care provider agreements on acceptable terms;

•	Loss of significant contracts with HMOs;

•	The ability of our compliance program to detect and prevent regulatory compliance problems;

•	Delays in receiving payments;

•	Increases in the cost of insurance coverage, including our stop-loss coverage, or the loss of insurance coverage;

•	The collectibility of our uninsured accounts and deductible and co-pay amounts;

•	Federal and state investigations;

•	Lawsuits for medical malpractice and the outcome of any such litigation;

•	Changes in estimates and judgments associated with our critical accounting policies;

•	Our dependence on our information processing systems and the management information systems of our HMO affiliates;

•	Impairment charges that could be required in future periods;

•	The impact on our liquidity of any repurchases of our common stock that we may effect;

•	The inherent uncertainty in financial forecasts which are based upon assumptions which may prove incorrect or inaccurate;

•	General economic conditions; and

•	Uncertainties generally associated with the health care business.
     We caution our investors not to place undue emphasis on these forward-looking statements, which speak only as of the date of this prospectus and we assume no responsibility to update our forward-looking statements as a result of new information, future events or otherwise.

USE OF PROCEEDS
     We will not receive any proceeds from this offering. The Selling Shareholders will receive all of the proceeds from this offering.

SELLING SHAREHOLDERS
     We initially issued the shares of common stock covered by this prospectus to the MDHC Companies, and the MDHC Companies immediately transferred or assigned such shares to the Selling Shareholders. We are registering the shares of common stock covered by this prospectus in fulfillment of our obligations under the registration rights agreement we entered into in connection with the Acquisition. Between April 1, 2007 and September 30, 2007, the Selling Shareholders may from time to time offer and sell pursuant to this prospectus, or prospectus supplement, the common stock covered by this prospectus as described in more detail under “Plan of Distribution.” No offer or sale under this prospectus may be made by a holder of the shares unless that holder is listed as a Selling Shareholder in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to this registration statement has become effective.
     In connection with the Acquisition, we entered into one-year employment agreements with each of Luis Cruz, M.D., Jose M. Garcia, Sr. and Carlos Garcia, the principal shareholders of the MDHC Companies. Under these employment agreements, Dr. Cruz was appointed to Continucare’s Board of Directors and is employed as Vice Chairman of Continucare’s Board of Directors at an annual salary of $225,000, Mr. Jose Garcia is employed as Continucare’s Executive Vice President at an annual salary of $275,000, and Mr. Carlos Garcia is employed as Continucare’s President — Diagnostics Division at an annual salary of $225,000. In addition, Sadita Bustamante, the former Chief Operating Officer of the MDHC Companies, is employed as Continucare’s Senior Vice President of Center Operations. The other Selling Shareholders named herein (with the exception of HAC Advisors, LLC) were previously associated with the MDHC Companies, and effective October 1, 2006 are associated with us, as either employees or consultants. Other than as disclosed herein or in the documents incorporated by reference in this prospectus, none of the Selling Shareholders listed below have had a material relationship with us in the past three years.
     The table below sets forth (i) the name, (ii) the number of shares of common stock beneficially owned, (iii) the percentage of common stock beneficially owned, and (iv) the number of shares of common stock being offered by each Selling Shareholder. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), and includes voting and investment power with respect to the shares. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below. We cannot estimate the amount of our common stock that will be beneficially owned by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all, some or none of the shares of our common stock beneficially owned by them.

				Number of Shares of Common Stock Offered
	Number of			Under this Prospectus
	Shares of
	Common Stock		Percent of Common	Between	Between
Name of Selling	Owned Prior to		Stock Owned Prior	April 1, 2007	July 1, 2007 and
Shareholder	this Offering		to this Offering(1)	and June 30, 2007	September 30, 2007
Luis Cruz Children’s Irrevocable Trust A (2)(3)	1,532,819	(4)	2.19%	84,396	108,333
Luis Cruz Children’s Irrevocable Trust B (2)(3)	1,532,820	(5)	2.19%	84,396	108,334
Luis Cruz Children’s Irrevocable Trust C (2)(3)	1,532,820	(5)	2.19%	84,396	108,333
Luis Cruz Children’s Irrevocable Trust D (2)(3)	1,532,820	(5)	2.19%	84,396	108,334
Jose M. Garcia, Sr. (3)	6,131,280	(6)	8.76%	337,583	433,333

			Number of Shares of Common Stock Offered
	Number of		Under this Prospectus
	Shares of
	Common Stock	Percent of Common	Between	Between
Name of Selling	Owned Prior to	Stock Owned Prior	April 1, 2007	July 1, 2007 and
Shareholder	this Offering	to this Offering(1)	and June 30, 2007	September 30, 2007
Carlos Garcia (3)	6,131,280 (6)	8.76%	337,583	433,333
Sadita Bustamante	400,000	*	120,000	0
Alfredo Ginory MD	300,000	*	90,000	0
Enrique Gomez MD	20,000	*	6,000	0
Benjamin Kremor MD	10,000	*	3,000	0
James Gorlick, MD	10,000	*	3,000	0
Jose Gonzalez MD	10,000	*	3,000	0
Odalys Frantela MD	10,000	*	3,000	0
Jose Carrences	10,000	*	3,000	0
Tomas Cabrera	10,000	*	3,000	0
John Niven	10,000	*	3,000	0
Luis Andux	10,000	*	3,000	0
Barbara Ensenat	20,000	*	6,000	0
Alfredo del Rio	10,000	*	3,000	0
Ghanem Bahjat MD	7,500	*	2,250	0
Amarillis Vazquez MD	7,500	*	2,250	0
Leon Martinez MD	7,500	*	2,250	0
Zoraida de Armas	5,000	*	1,500	0
Isabel Gonzalez	5,000	*	1,500	0
Hector Placeres	25,000	*	7,500	0
Ectore Garcia	50,000	*	15,000	0
Pedro Recdondo	2,500	*	750	0
Roberto Guibert	2,500	*	750	0
Elena Delgado	2,500	*	750	0
Pablo Perez	2,500	*	750	0
Teresita Cabrera	10,000	*	3,000	0
HAC Advisors, LLC (7)	400,000	*	(8)	(8)

*	Less than one percent.

(1)	Based on 70,002,567 shares of common stock outstanding as of December 6, 2006.

(2)	Luis Cruz, M.D., as the sole trustee of Luis Cruz Children’s Irrevocable Trust A, Luis Cruz Children’s Irrevocable Trust B, Luis Cruz Children’s Irrevocable Trust C and Luis Cruz Children’s Irrevocable Trust D (the “Trusts”), is the natural person who has voting and investment control of the shares of common stock being offered by the Trusts.

(3)	On October 12, 2006, Jose M. Garcia, Sr., Carlos Garcia and the Trusts (the “Group”), collectively, as a group, filed a Schedule 13D with regard to the shares of common stock beneficially owned by the Group.

(4)	Includes 104,279 shares of common stock held in escrow in connection with the Acquisition.

(5)	Includes 104,278 shares of common stock held in escrow in connection with the Acquisition.

(6)	Includes 417,113 shares of common stock held in escrow in connection with the Acquisition.

(7)	Carl Kleidman and Harold Blue are the natural persons who have voting and investment control of the securities being offered by HAC Advisors, LLC.

(8)	The offering of the 400,000 shares of common stock beneficially owned by HAC Advisors, LLC may be made from time to time over the six-month period beginning on April 1, 2007 and ending on September 30, 2007.

PLAN OF DISTRIBUTION
     The Selling Shareholders may sell all or a portion of the shares of common stock benefically owned by them and offered hereby on any national securities exchange or quotation service that lists or quotes the common stock, in private transactions or in the over-the counter market at prices related to the prevailing prices of the shares on the American Stock Exchange. The Selling Shareholders may also sell shares of common stock pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The Selling Shareholders may sell all or a portion of the shares offered hereby through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Selling Shareholders may not deliver shares of common stock under this prospectus in settlement of any “short sale” or other short derivative position or hedging arrangement established by such Selling Shareholder prior to April 1, 2007. The offering of shares by Luis Cruz, M.D., Jose M. Garcia, Sr. and Carlos Garcia may be made from time to time over two three-month periods beginning on April 1, 2007 and ending on September 30, 2007. The offering of shares by the other Selling Shareholders, other than HAC Advisors, LLC, named herein may be made from time to time over the three-month period beginning on April 1, 2007 and ending on June 30, 2007. The offering of shares by HAC Advisors, LLC may be made from time to time over the six-month period beginning on April 1, 2007 and ending on September 30, 2007.
     The Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act. Any selling shareholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.
     The Selling Shareholders and other persons participating in the sale or distribution of the shares may be subject to applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, that limit the timing of purchases and sales of any of the shares by the Selling Shareholders and any other person, including Regulation M. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.
     We have agreed, subject to certain conditions, to use our commercially reasonable efforts to cause the registration statement relating to the offering and sale by the Selling Shareholders of the shares of common stock covered by this prospectus to be declared effective by April 1, 2007 and to maintain its effectiveness until October 1, 2007.
     The Selling Shareholders will pay the fees and expenses of filing, qualification and other fees and expenses of complying with state blue sky or securities laws as well applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees of their counsel. We will pay the fees and expenses of our counsel as well as any accounting fees and expenses and the fees and expenses of any other experts necessary in connection with the preparation, filing, amending or supplementing of the registration statement of which this prospectus is a part.
     We have agreed that we will indemnify the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act, and the Selling Shareholders have agreed to indemnify us for certain liabilities resulting from information they provided to us or from certain sales of common stock under this registration statement, including liabilities under the Securities Act.

LEGAL MATTERS
     Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida, will pass on the validity of the shares of common stock offered by the Selling Shareholders under this prospectus.
EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
     Moore Stephens Lovelace, P.A., independent certified public accountants, have audited the MDHC Companies’ combined balance sheets as of December 31, 2005 and December 31, 2004 and the MDHC Companies’ combined statements of operations, changes in owners’ deficit and cash flows for the years ended December 31, 2005, December 31, 2004 and December 31, 2003 included in our Current Report on Form 8-K/A, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The MDHC Companies’ financial statements are incorporated by reference in reliance on Moore Stephens Lovelace, P.A.’s report, given on their authority as experts in accounting and auditing.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are “incorporating by reference” into this prospectus information we have filed with the SEC, which means that we are disclosing important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of this offering, other than information furnished pursuant to Items 9 or 12 of Form 8-K:
•	Our annual report on Form 10-K for the year ended June 30, 2006 filed on September 18, 2006, as amended by our annual report on Form 10-K/A for the year ended June 30, 2006, filed on October 30, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed on November 13, 2006;

•	Our current report on Form 8-K dated September 26, 2006, filed on October 2, 2006, as amended by our current report on Form 8-K/A dated September 26, 2006, filed on December 14, 2006; and

•	Our Registration Statement on Form 8-A filed on September 4, 1996, registering our common stock under Section 12(b) of the Exchange Act, including any further amendment or reports filed for the purpose of updating such description.
     You may request a copy of these filings by writing or telephoning us at the following address:

Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
Attention: Corporate Secretary
(305) 500-2000
     Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.
     Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.
     In addition, you can inspect the reports, proxy statements and other information we file at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC the shares described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our common stock, you should refer to the registration statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth the expenses in connection with the offering. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$927.69
Legal Fees and Expenses	$30,000.00
Accounting Fees and Expenses	$50,000.00
Miscellaneous Expenses	$5,000.00

TOTAL FEES AND EXPENSES	$85,927.69

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 607.0831 of the Florida Business Corporation Act (the “FBCA”) provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.
     Section 607.0850 of the FBCA provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which court shall deem proper. Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.
     Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.
     The Registrant’s bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.
     The Registrant has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements generally provide that the Registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual’s involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determined the officer’s or director’s right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.
     The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

ITEM 16. EXHIBITS
     The following exhibits either are filed herewith or incorporated by reference herein, as indicated below:

Exhibits	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of Moore Stephens Lovelace, P.A., Independent Certified Public Accountants
24.1	Power of Attorney (included with signature pages to this Registration Statement)
ITEM 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on the 15th day of December, 2006.

CONTINUCARE CORPORATION
By:	/s/ Richard C. Pfenniger, Jr.
Richard C. Pfenniger, Jr.
Chairman of the Board, Chief Executive Officer and President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard C. Pfenniger, Jr. and Fernando L. Fernandez, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement and any registration statement filed pursuant to Rule 462, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	December 15, 2006

/s/ Fernando L. Fernandez Fernando L. Fernandez	Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	December 15, 2006

/s/ Luis Cruz, M.D. Luis Cruz, M.D.	Vice Chairman of the Board and Director	December 15, 2006

/s/ Robert J. Cresci Robert J. Cresci	Director	December 15, 2006

/s/ Phillip Frost, M.D. Phillip Frost, M.D.	Director	December 15, 2006

/s/ Neil Flanzraich Neil Flanzraich	Director	December 15, 2006

/s/ Jacob Nudel, M.D. Jacob Nudel, M.D.	Director	December 15, 2006

/s/ A. Marvin Strait A. Marvin Strait	Director	December 15, 2006

INDEX TO EXHIBITS

Exhibits	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
23.1	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of Moore Stephens Lovelace, P.A., Independent Certified Public Accountants
24.1	Power of Attorney (included with signature pages to this Registration Statement)